Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2013 THIRD QUARTER AND YEAR TO DATE RESULTS

(Tampa, FL, November 6, 2013) - Masonite International Corporation ("Masonite") (NYSE: DOOR)
today announced results for the three and nine months ended September 29, 2013.

Summary of Results and Accomplishments

•	Net sales increased $8.1 million or 1.9% to $433.1 million in the third quarter of 2013 over the third quarter of 2012. Improvements in average unit price increased sales 5.7% during the quarter.

•
Net income attributable to Masonite increased $13.5 million to $3.6 million, or $0.12 per diluted share, in the third quarter of 2013 from a loss of $9.9 million, or $0.36 per diluted share, in the third quarter of 2012.

•
Adjusted EBITDA[1], excluding $2.0 million of one-time costs related to Masonite's registration and equity listing, increased $3.4 million or 13.6% to $28.4 million in the third quarter of 2013 over the third quarter of 2012.

•
Adjusted EBITDA Flow Through[2], a measure of the change in Adjusted EBITDA divided by the change in net sales, exceeded 40% in the third quarter of 2013, excluding one-time costs related to Masonite’s registration and equity listing.

•	On September 9, 2013, the common shares of Masonite began trading on the New York Stock Exchange under the ticker symbol "DOOR."

Commenting on the quarter, President and CEO, Fred Lynch said, "While sales growth continues to be impacted by our decision to de-emphasize several low margin businesses and by reduced retail sales, adjusted EBITDA flow through exceeded 40%, excluding one-time costs related to our registration and equity listing.” Mr. Lynch continued, “Pricing actions taken during the first quarter of the year, along with synergies from recent strategic tuck-in acquisitions and continued cost control all contributed to the high Adjusted EBITDA flow through rate achieved for the quarter.”

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation to net income (loss) attributable to Masonite.
2 See "Non-GAAP Financial Measure and Related Information" for definition and calculation of Adjusted EBITDA Flow Through.

Third Quarter 2013 Discussion

Net sales increased 1.9% to $433.1 million in the three months ended September 29, 2013, from $425.0 million in the comparable period of 2012. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 3.1% to $438.1 million. This increase was primarily due to a $24.1 million improvement in average unit prices partially offset by a $10.1 million decline in unit volumes.

Net sales in the North America segment increased 4.4% to $333.1 million in the three months ended September 29, 2013, from $319.0 million in the three months ended September 30, 2012. The increase was primarily driven by improvements in average unit prices, offset by lower unit volume due to a loss of a portion of our Lowe's business.

Net sales in the Europe, Asia and Latin America segment decreased 4.7% to $82.0 million in the three months ended September 29, 2013, from $86.0 million in the three months ended September 30, 2012. The decrease in net sales was primarily the result of lower unit volumes due to a strategic shift in our product lines and customer base in France and our Asian facings facility, combined with exiting our Romania and Hungary operations.

Net sales in the Africa segment decreased 10.0% to $18.0 million in the three months ended September 29, 2013, from $20.0 million in the three months ended September 30, 2012. The decrease in net sales was primarily the result of foreign exchange and a decrease in unit volumes of $4.7 million, partially offset by an increase in average unit price of $6.5 million.

Total company gross profit increased to $59.0 million in the three months ended September 29, 2013, from $55.4 million in the three months ended September 30, 2012. Gross profit margin increased 60 basis points to 13.6% of net sales in the third quarter of 2013, from 13.0% of net sales in the third quarter of 2012.

In the three months ended September 29, 2013, selling, general and administrative expenses decreased $1.3 million to $51.4 million, from $52.7 million in the three months ended September 30, 2012. The decrease was due primarily to a reduction in impairment and losses on sales of property, plant and equipment of $3.0 million and other decreases of $0.9 million. These decreases were partially offset by one-time costs related to Masonite's registration and equity listing of $2.0 million. Overall selling, general and administrative expenses as a percentage of net sales decreased 50 basis points in the third quarter of 2013 to 11.9%, from 12.4% in 2012.

Net income attributable to Masonite increased $13.5 million to $3.6 million or $0.12 per diluted share, in the three months ended September 29, 2013 from a loss of $9.9 million or $0.36 per diluted share in the three months ended September 30, 2012.

Adjusted EBITDA increased 5.6% to $26.4 million for the three months ended September 29, 2013, from $25.0 million in the comparable period of 2012. Excluding $2.0 million of one-time costs related to Masonite's registration and equity listing, Adjusted EBITDA increased $3.4 million or 13.6% to $28.4 million in the third quarter of 2013.

Year to Date 2013 Discussion

Net sales increased 4.2% to $1.31 billion in the nine months ended September 29, 2013, from $1.26 billion in the comparable period of 2012. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 5.1% to $1.32 billion. This increase was due to $32.7 million related to increased unit volumes and $35.7 million related to higher average unit prices, partially offset by lower external sales of other products.

Net sales in the North America segment increased 8.9% to $999.1 million in the nine months ended September 29, 2013, from $917.6 million in the nine months ended September 30, 2012. This increase was primarily driven by an increase in unit volumes of $58.8 million and higher average unit prices of $24.9 million.

Net sales in the Europe, Asia and Latin America segment decreased 7.2% to $258.3 million in the nine months ended September 29, 2013, from $278.3 million in the nine months ended September 30, 2012. The decrease in net sales was primarily the result of lower unit volumes due to the broader adverse economic conditions in Europe, a strategic shift in our customer and product lines in France and exiting our Romania and Hungary operations.

Net sales in the Africa segment decreased 13.9% to $53.3 million in the nine months ended September 29, 2013, from $61.9 million in the nine months ended September 30, 2012. The decrease in net sales was primarily the result of foreign exchange and a decrease in unit volumes of $0.3 million partially offset by an increase in average unit price of $1.4 million.

Total company gross profit increased to $174.1 million in the nine months ended September 29, 2013, from $163.4 million in the nine months ended September 30, 2012. Gross profit margin increased 30 basis points to 13.3% of net sales in the nine months ended September 29, 2013 from 13.0% of net sales in the nine months ended September 30, 2012.

Selling, general and administrative expenses decreased $1.2 million to $154.4 million in the nine months ended September 29, 2013, from $155.6 million in the nine months ended September 30, 2012. A majority of the decrease in the nine month period was due to a $4.5 million net recovery related to the final resolution of the Marshfield business interruption insurance claim in the first quarter of 2013. This decrease was partially offset by increases in depreciation, amortization and impairment of $2.2 million and one-time costs related to Masonite's registration and equity listing of $2.0 million. Overall, selling, general and administrative expenses as a percentage of net sales decreased 60 basis points in the nine months ended September 29, 2013 to 11.8%, from 12.4% in the nine months ended September 30, 2012.

Net loss attributable to Masonite decreased $12.4 million to $3.4 million or $0.12 per diluted share in the nine months ended September 29, 2013 from a loss of $15.8 million or $0.57 per diluted share in the nine months ended September 30, 2012.

Adjusted EBITDA increased 20.3% or $14.5 million to $86.1 million in the nine months ended September 29, 2013, from $71.6 million in the nine months ended September 30, 2012. Adjusted EBITDA included a $4.5 million net recovery related to the final resolution of the Marshfield business interruption insurance claim, partially offset by one-time costs related to Masonite's registration and equity listing of $2.0 million. Excluding the net impact of the business interruption insurance claim and registration and listing costs, Adjusted EBITDA would have increased by 16.8% to $83.6 million in the nine months ended September 29, 2013, when compared to the same period in 2012.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 7, 2013. Access to the live audio webcast beginning at 9:00 a.m. ET can be obtained on the Masonite website under Investors > Events & Presentations. The webcast can be accessed at: 3Q13 Webcast Link.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through November 17, 2013. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #421303.

Masonite Financial Statements
The quarterly financial statements and management's discussion and analysis in the Company's quarterly report on form 10-Q for the quarter ended September 29, 2013 are located on the Masonite website under Investors > SEC Filings.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 6,000 customers in 70 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This document includes forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as "may," "might," "will," "should," "would," "outlook," "estimates," "projects," "plans," "anticipates," "expects," "intends," "forecasts," "targets," "believes," and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements reflect management's current beliefs and are based on information currently available to management. All forward-looking statements in this document are qualified by these cautionary statements. These forward-looking statements are likely to address, but may not be limited to, the Company's strategies relating to growth and cost containment; the Company's future operations; the Company's ability to effectively integrate our recent acquisitions and achieve the intended benefits and synergies of the acquisitions; political and economic stability, especially in the geographic areas where the Company manufactures or sells its product; and improving global conditions in the door manufacturing and housing industries consistent with the Company's assumed levels of housing starts and repair, renovation and remodeling. Readers must carefully consider any such statements and should understand that such statements are based on management's current estimates and assumptions and are subject to many factors, risks and uncertainties which could cause actual results and developments to differ materially from the Company's forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other known and unknown risks and uncertainties, including: general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-based credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; and other factors publicly disclosed by the Company from time to time. No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, we caution you not to place undue reliance on our forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. It is defined as net income (loss) attributable to Masonite plus depreciation, amortization of intangible assets, restructuring costs, loss (gain) on sale of property, plant and equipment, impairment of property, plant and equipment, interest expense, net, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

Adjusted EBITDA Flow Through is defined for a given period as the difference between Adjusted EBITDA for such period and for the comparable period in the previous fiscal year divided by the difference between net sales for such period and for the comparable prior year period. Adjusted EBITDA Flow Through is a measure used by management to measure the efficiency of converting increases in net sales growth to increases in Adjusted EBITDA. We believe our presentation of Adjusted EBITDA Flow Through is appropriate to provide additional information to investors about our operating performance and the efficiency of our operating practices. Not all companies use identical calculations and as a result this presentation of Adjusted EBITDA Flow Through may not be comparable to other similarly titled measures of other companies.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Net sales	$433,051	$424,957	$1,310,668	$1,257,846
Cost of goods sold	374,082	369,520	1,136,629	1,094,400
Gross profit	58,969	55,437	174,039	163,446

Selling, general and administration expenses	51,386	52,653	154,378	155,646
Restructuring costs	1,265	3,829	4,467	5,051
Operating income (loss)	6,318	(1,045)	15,194	2,749

Interest expense, net	8,330	7,969	24,788	23,073
Other expense (income), net	(255)	80	(776)	1,197
Income (loss) from continuing operations before income tax expense (benefit)	(1,757)	(9,094)	(8,818)	(21,521)

Income tax expense (benefit)	(6,272)	(141)	(7,716)	(6,338)
Income (loss) from continuing operations	4,515	(8,953)	(1,102)	(15,183)

Income (loss) from discontinued operations, net of tax	(62)	(50)	(196)	1,520
Net income (loss)	4,453	(9,003)	(1,298)	(13,663)

Less: Net income (loss) attributable to noncontrolling interest	838	913	2,123	2,131
Net income (loss) attributable to Masonite	$3,615	$(9,916)	$(3,421)	$(15,794)

Earnings (loss) per common share attributable to Masonite:
Basic	$0.13	$(0.36)	$(0.12)	$(0.57)
Diluted	$0.12	$(0.36)	$(0.12)	$(0.57)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.13	$(0.36)	$(0.11)	$(0.63)
Diluted	$0.12	$(0.36)	$(0.11)	$(0.63)

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	September 29, 2013	December 30, 2012
Current assets:
Cash and cash equivalents	$113,172	$122,314
Restricted cash	14,138	12,769
Accounts receivable, net	270,642	256,666
Inventories, net	234,878	208,783
Prepaid expenses	21,674	19,546
Assets held for sale	3,338	7,211
Income taxes receivable	4,900	6,502
Current deferred income taxes	16,936	18,681
Total current assets	679,678	652,472
Property, plant and equipment, net	619,317	648,360
Investment in equity investees	8,422	7,633
Goodwill	78,450	78,122
Intangible assets, net	207,824	219,624
Long-term deferred income taxes	11,434	14,502
Other assets, net	25,809	25,235
Total assets	$1,630,934	$1,645,948

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$109,403	$93,311
Accrued expenses	140,581	139,383
Income taxes payable	2,509	2,194
Total current liabilities	252,493	234,888
Long-term debt	378,040	378,848
Long-term deferred income taxes	105,009	119,139
Other liabilities	68,123	75,258
Total liabilities	803,665	808,133

Equity:
Share capital: unlimited shares authorized, 28,438,664 and 27,943,774 shares issued and outstanding as of September 29, 2013, and December 30, 2012, respectively.	641,311	633,910
Additional paid-in capital	238,769	240,784
Accumulated deficit	(52,588)	(49,167)
Accumulated other comprehensive income (loss)	(31,536)	(18,984)
Total equity attributable to Masonite	795,956	806,543
Equity attributable to noncontrolling interests	31,313	31,272
Total equity	827,269	837,815
Total liabilities and equity	$1,630,934	$1,645,948

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Adjusted EBITDA excluding one-time registration and listing fees	$28,432
One-time registration and listing fees	1,998
Adjusted EBITDA	$26,434	$24,985	$86,072	$71,644
Less (plus):
Depreciation	15,505	15,859	47,682	47,486
Amortization of intangible assets	4,277	4,356	12,883	11,070
Share based compensation expense	1,841	1,786	5,752	4,605
Loss (gain) on disposal of property, plant and equipment	(2,772)	200	(1,810)	683
Impairment of property, plant and equipment	—	—	1,904	—
Restructuring costs	1,265	3,829	4,467	5,051
Interest expense (income), net	8,330	7,969	24,788	23,073
Other expense (income), net	(255)	80	(776)	1,197
Income tax expense (benefit)	(6,272)	(141)	(7,716)	(6,338)
Loss (income) from discontinued operations, net of tax	62	50	196	(1,520)
Net income (loss) attributable to noncontrolling interest	838	913	2,123	2,131
Net income (loss) attributable to Masonite	$3,615	$(9,916)	$(3,421)	$(15,794)

Change in Adjusted EBITDA (year over year)*	$3,447
Change in net sales (year over year)	8,094
Adjusted EBITDA Flow Through	42.6%
* Adjusted EBITDA for the three months ended September 29, 2013, excludes one-time registration and listing fees.